Exhibit 10.1

First Amendment to Lease Agreement

This First Amendment to Lease Agreement (the “Amendment”) is made and entered into as of February 1, 2006 (the “Effective Date”), by and between WIX/NSJ Real Estate Limited Partnership, a Delaware limited partnership (“Landlord”), and TiVo Inc., a Delaware corporation (“Tenant”), with reference to the following facts.

Recitals

A. Landlord and Tenant have entered into that certain Lease Agreement dated as of October 6, 1999 (the “Lease”), for the leasing of certain premises consisting of approximately 127,124 rentable square feet located at 2160 and 2190 Gold Street, San Jose, California (the “Premises”) as such Original Premises are more fully described in the Lease.

B. Landlord and Tenant now wish to amend the Lease to provide for, among other things, the extension of the Term of the Lease, all upon and subject to each of the terms, conditions, and provisions set forth herein

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2. Term: The Term of the Lease, which is currently scheduled to expire on March 9, 2007, is hereby extended until January 31, 2010 (the “Revised Expiration Date”). The 48-month period from and after the Effective Date through the Revised Expiration Date shall hereinafter be referred to as the “Extended Term”.

3. Base Rent: The Basic Lease Information and Section 3 of the Lease are hereby modified to provide that during the Extended Term of the Lease the monthly Base Rent payable by Tenant to Landlord, in accordance with the provisions of Section 3 of the Lease shall be as follows:

Period	Monthly Base Rent
2/1/06 – 1/31/07	$165,261.20
2/1/07 – 1/31/08	$170,346.16
2/1/08 – 1/31/09	$175,431.12
2/1/09 – 1/31/10	$180,516.08

Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms, covenants and conditions of the Lease and this Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay Tenant’s monthly Base Rent in the amount of One Hundred Sixty-Five Thousand Two Hundred Sixty-one and 20/100 Dollars ($165,261.20) per month for a period of one (1) month following the Effective Date (the “Rent Abatement Period”). During such Rent Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease and this Amendment. In the event of a default by Tenant under the terms of the Lease that results in early termination, then as a part of the recovery set forth in Section 19.2 of the Lease, Landlord shall be entitled to the recovery from Tenant the abated portion of such monthly Base Rent for the Rent Abatement Period as though no rent abatement had ever occurred.

4. Option to Extend the Term: Tenant acknowledges and agrees that the Option to Extend the Lease as set forth in Addendum I to the Lease is of no further force or effect, and Tenant does not have any additional rights under the Lease to further extend the Term of the Lease except as expressly set forth in Exhibit C attached hereto and made a part hereof.

5. Right of First Offer: Tenant acknowledges and agrees that the Right of First Offer as set forth in Addendum II to the Lease is of no further force or effect, and Tenant does not have any additional rights under the Lease to expand the Premises except as expressly set forth in Exhibit D attached hereto and made a part hereof.

6. Condition of the Premises: Tenant acknowledges that it is in possession of the Premises pursuant to the terms of the Lease and that for the Extended Term Tenant accepts the Premises in its existing condition and state of repair, “AS IS”, and Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises except as otherwise set forth in Exhibit B hereto. The Tenant Improvements (defined in Exhibit B) shall be installed in accordance with the terms, conditions, criteria and provisions set forth in Exhibit B attached to this Amendment, and not pursuant to Exhibit B attached to the Lease which shall not be applicable to the Premises for the Extended Term. Any Tenant Improvements to be constructed hereunder shall be in compliance with the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq., including, but not limited to Title III thereof, all regulations and guidelines related thereto and all requirements of Title 24 of the State of California, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of the Tenant Improvements. By retaining possession of the Premises, Tenant is deemed to have accepted the Premises in good condition and state of repair. Any exception to the foregoing provisions must be made by express written agreement signed by both parties. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the Premises, Buildings, or Park or have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein.

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7. Security Deposit: From and after the Effective Date, the amount of the Security Deposit held by Landlord under the Lease shall be reduced by the amount of Ninety-two Thousand Eight Hundred One Dollars ($92,801) (the “Reduced Amount”) to the new amount of One Hundred Eighty Thousand Five Hundred Sixteen Dollars ($180,516). The Reduced Amount shall be returned to Tenant within thirty (30) days following the mutual execution of this Amendment.

8. Letter of Credit: Provided that no event of default has occurred under the Lease, the amount of the Letter of Credit shall be reduced by the amount of Seventy-five Thousand Dollars ($75,000) (i) on February 1, 2007 (the “Reduction Date”), and (ii) on each anniversary of the Reduction Date for the remainder of the Extended Term.

9. Brokers: Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment whose commission shall be payable by Landlord other than John Brackett with Wayne Mascia & Associates (“WM&A”). Landlord shall pay to WM&A a brokerage commission, the amount of which shall be as specified in a separate agreement between Landlord and WM&A. If Tenant has dealt with any person, real estate broker or agent with respect to this Amendment other than WM&A, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, including attorneys’ fees and costs.

10. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

11. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.

12. Authority: Subject to the assignment and subletting provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

13. Incorporation: The terms and provisions of the Lease are hereby incorporated in this Amendment.

14. Generator: Subject to the terms and conditions of this Section 14, Tenant shall have the right to install a generator (“Generator”) in the location exterior to the Buildings described in Exhibit A attached hereto and incorporated herein by this reference (“Generator Area”). The Generator Area shall be completely fenced (including the area above the Generator) and locked at all times. The Generator shall be installed, operated, maintained and repaired in accordance with all applicable laws, rules, regulations and orders and Tenant shall obtain all appropriate permits, approvals and consents of governmental and quasi-governmental authorities therefor. The installation, operation, maintenance and repair of the Generator shall not interfere, in Landlord’s reasonable judgment, with the electrical, mechanical, plumbing, fire sprinkler, fire suppression or other systems of the Park or the business operations of the other tenants of the Park. The Generator shall not, in Landlord’s reasonable judgment, create noise or fumes which shall interfere with other tenants’ business operations and shall not create a nuisance. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Generator Area with the Generator, fencing and all related equipment completely removed and with the Generator Area in good condition and repair, with any asphalt affected by such removal fully repaired or replaced as deemed necessary by Landlord, in its reasonable determination. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising from or related to the installation, operation, use, maintenance, repair and removal of the Generator, including without limitation, any Claims relating to Hazardous Materials and Tenant’s holdover of any portion of the Premises or Generator Area.

15. Signage: Landlord, at Landlord’s sole cost and expense, shall install a monument sign with Tenant’s name near the Gold Street entrance to the Park. Tenant may, at Tenant’s sole cost and expense, add Tenant’s logo to said monument sign; provided, that any such logo be in compliance with the Sign Criteria for the Park.

16. Landlord’s Insurance: Section 12.6 of the Lease is deleted in its entirety and replaced with the following:

“Landlord shall, during the Term of this Lease, procure and keep in force the following insurance, the cost of which shall be deemed an Operating Expense under Section 6.1 of this Lease: (i) property insurance insuring the Building (and Tenant Improvements) and improvements within the Park and rental value insurance for perils covered by the causes of loss – special form (all risk), (ii) commercial general liability insurance (occurrence form) providing coverage against claims for bodily injury, personal injury and property damage occurring in, on or about the Common Areas, having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate, (iii) coverage for earthquake and, if the Premises is located within a flood zone, coverage for flood, and (iv) if applicable, coverage for boiler and machinery; provided, however, Landlord’s obligation to maintain coverage for earthquake and flood shall be conditioned upon the availability of such policies on commercially reasonable terms, as determined by

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Landlord in its sole but reasonable discretion. Such coverage (except for flood and earthquake) shall be written on a replacement cost basis equal to at least eighty percent (80%) of the full insurable replacement value of the foregoing (excluding costs for footings and excavation) and shall not cover any Alterations, Tenant’s equipment, trade fixtures, inventory, fixtures or personal property located on or in the Premises.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Tenant:

TiVo, Inc.,

a Delaware Corporation

By:	/s/ Thomas Rogers
Name:	Thomas Rogers
Title:	CEO and President

By:
Name:
Title:

Landlord:

WIX/NSJ Real Estate Limited Partnership,

a Delaware limited partnership

By:	Legacy Partners Commercial L.P.,
a California limited partnership
as Manager and Agent for Owner

	By:	Legacy Partners Commercial, Inc.,
General Partner

		By:	/S/ Gary Rossi
		Name:	Gary Rossi
		Title:	Executive Vice President

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EXHIBIT A

Generator Area

Exhibit A, Page 1

EXHIBIT B

Tenant Improvements

This exhibit, entitled “Tenant Improvements”, is and shall constitute Exhibit B to that certain First Amendment to Lease Agreement dated as of February 1, 2006 (the “Amendment”), by and between WIX/NSJ Real Estate Limited Partnership, a Delaware limited partnership (“Landlord”), and TiVo, Inc., a Delaware corporation (“Tenant”), for the leasing of the Premises. The terms, conditions and provisions of this Exhibit B are hereby incorporated into and are made a part of the Amendment. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Amendment.

1. Tenant To Construct Tenant Improvements. Subject to the provisions below, Tenant shall be solely responsible for the planning, construction and completion of the interior tenant improvements (“Tenant Improvements”) to the Premises in accordance with the terms and conditions of this Exhibit B. The Tenant Improvements shall not include any of Tenant’s personal property, trade fixtures, furnishings, equipment or similar items, including without limitation, the Generator or any installation, maintenance or use of the Generator or any supporting facilities.

2. Tenant Improvement Plans.

A. Final Plans and Specifications. Tenant shall prepare specifications and drawings and, if applicable to the scope of Tenant improvements, cause a licensed and insured architect (the “Architect”) to prepare architectural and engineering plans (collectively, “Final Plans and Specifications”) for the Tenant Improvements. Tenant shall then deliver the Final Plans and Specifications to Landlord. Landlord shall reasonably approve or disapprove the Final Plans and Specifications within five (5) days after Landlord receives the Final Plans and Specifications and, if disapproved, Landlord shall return the Final Plans and Specifications to Tenant who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves, in writing, the Final Plans and Specifications. The approved Final Plans and Specifications, as modified, shall be deemed the “Construction Documents”.

B. Miscellaneous. All deliveries of the Construction Documents shall be delivered by messenger service, by personal hand delivery or by overnight parcel service. While Landlord has the right to approve the Final Plans and Specifications and the Construction Documents, Landlord’s interest in doing so is to protect the Premises, the Buildings and Landlord’s interest. Accordingly, Tenant shall not rely upon Landlord’s approvals and Landlord shall not be the guarantor of, nor responsible for, the adequacy and correctness or accuracy of the Final Plans and Specifications and the Construction Documents, or the compliance thereof with applicable laws, and Landlord shall incur no liability of any kind by reason of granting such approvals.

C. Building Standard Work. The Construction Documents shall provide that the Tenant Improvements to be constructed in accordance therewith must be at least equal, in quality, to Landlord’s building standard materials, quantities and procedures then in use by Landlord (“Building Standards”) attached hereto as Exhibit B-2, and shall consist of improvements which are generic in nature.

D. Construction Agreements. Tenant hereby covenants and agrees that a provision shall be included in each and every agreement made with the Architect and the Contractor with respect to the Tenant Improvements specifying that Landlord shall be a third party beneficiary thereof, including without limitation, a third party beneficiary of all covenants, representations, indemnities and warranties made by the Architect and/or Contractor.

3. Permits. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall obtain or cause to be obtained all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Tenant Improvements based upon such Construction Documents. Tenant at its sole cost and expense shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements in accordance with the approved Construction Documents. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall undertake all steps necessary to insure that the construction of the Tenant Improvements is accomplished in strict compliance with all statutes, laws, ordinances, codes, rules, and regulations applicable to the construction of the Tenant Improvements and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises and/or the Buildings.

4. Construction.

A. Tenant shall be solely responsible for the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents approved by Landlord and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord, except for Landlord’s obligation to contribute the Tenant Improvement Allowance in accordance with the provisions of Paragraph 5 below. Tenant shall diligently proceed with the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents and the completion schedule reasonably approved by Landlord. No material changes shall be made to the Construction Documents and the completion schedule approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

B. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall employ a licensed, insured and bonded general contractor (“Contractor”) to construct the Tenant Improvements in accordance with the Construction Documents. The construction contracts between Tenant and the Contractor and between the Contractor and subcontractors shall be subject to Landlord’s prior written approval, which approval

Exhibit B, Page 1

shall not be unreasonably withheld or delayed. Proof that the Contractor is licensed in California, is bonded as required under California law, and has the insurance specified in Exhibit B-1, attached hereto and incorporated herein by this reference, shall be provided to Landlord at the time that Tenant requests approval of the Contractor from Landlord. Tenant shall comply with or cause the Contractor to comply with all other terms and provisions of Exhibit B-1.

C. Prior to the commencement of the construction and installation of the Tenant Improvements, Tenant shall provide the following to Landlord, all of which shall be to Landlord’s reasonable satisfaction:

(i) An estimated budget and cost breakdown for the Tenant Improvements.

(ii) Estimated completion schedule for the Tenant Improvements.

(iii) Copies of all required approvals and permits from governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements; provided, however, if prior to commencement of the construction and installation of Tenant Improvements Tenant has not received the electrical, plumbing or mechanical permits, Tenant shall only be required to provide Landlord with evidence that Tenant has made application therefor, and, upon receipt by Tenant of such permits, Tenant shall promptly provide Landlord with copies thereof.

(iv) Evidence of procurement of insurance required to be obtained pursuant to the provisions of Paragraphs 4.B and 4.G.

D. Landlord shall at all reasonable times have a right to inspect the Tenant Improvements (provided Landlord does not materially interfere with the work being performed by the Contractor or its subcontractors) and Tenant shall immediately cease work upon written notice from Landlord if the Tenant Improvements are not in compliance with the Construction Documents approved by Landlord. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause the Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements constructed in accordance with the Construction Documents.

E. Subject to Landlord complying with its obligations in Paragraph 5 below, Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. The Tenant Improvements shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the construction of the Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.

F. Tenant acknowledges and agrees that the agreements and covenants of Tenant in Sections 10 and 9 of the Lease shall be fully applicable to Tenant’s construction of the Tenant Improvements.

G. Tenant shall maintain or cause to be maintained, during the construction of the Tenant Improvements, at its sole cost and expense, insurance of the types and in the amounts specified in Exhibit B-1 and in Section 12 of the Lease, together with builders’ risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Tenant Improvements.

H. No materials, equipment or fixtures shall be delivered to or installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

I. Landlord reserves the right to establish reasonable rules and regulations for the use of the Buildings during the course of construction of the Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, use of elevators, and clean-up of construction related debris.

J. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord the following, all of which shall be to Landlord’s reasonable satisfaction:

(i) Any certificates required for occupancy, including a permanent and complete Certificate of Occupancy issued by the City of San Jose.

(ii) If applicable, a Certificate of Completion signed by the Architect who prepared the Construction Documents, reasonably approved by Landlord.

(iii) A cost breakdown itemizing all expenses for the Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.

(iv) Final and unconditional mechanic’s lien waivers for all the Tenant Improvements.

(v) A Notice of Completion for execution by Landlord, which certificate once executed by Landlord shall be recorded by Tenant in the official records of the county of Santa Clara, and Tenant shall then deliver to Landlord a true and correct copy of the recorded Notice of Completion.

(vi) A true and complete copy of all as-built plans and drawings for the Tenant Improvements.

Exhibit B, Page 2

5.	Tenant Improvement Allowance.

A. Subject to Tenant’s compliance with the provisions of this Exhibit B, Landlord shall provide to Tenant an allowance in the amount of Three Hundred Eighty-one Thousand Three Hundred Seventy-two Dollars ($381,372) (the “Tenant Improvement Allowance”) to construct and install only the Tenant Improvements. The Tenant Improvement Allowance shall be used to design, prepare, plan, obtain the approval of, construct and install the Tenant Improvements and for no other purpose. Except as otherwise expressly provided herein, Landlord shall have no obligation to contribute the Tenant Improvement Allowance unless and until the Construction Documents have been approved by Landlord and Tenant has complied with all requirements set forth in Paragraph 4.C. of this Exhibit B. In addition to the foregoing, Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant subsequent to June 30, 2007. The costs to be paid out of the Tenant Improvement Allowance shall include all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Tenant Improvements (the “Tenant Improvement Costs”), including all of the following:

(i) All costs of the Final Plans and Specifications, and the Construction Documents, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation:

(ii) All costs of obtaining building permits and other necessary authorizations from local governmental authorities;

(iii) All costs of interior design and finish schedule plans and specifications including as-built drawings, if applicable;

(iv) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with the construction of the Tenant Improvements; provided, however, that the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services shall not exceed amounts which are reasonable and customary for such items in the local construction industry;

(v) All fees payable to the Architect and any engineer if they are required to redesign any portion of the Tenant Improvements following Tenant’s and Landlord’s approval of the Construction Documents;

(vi) Utility connection fees;

(vii) Inspection fees and filing fees payable to local governmental authorities, if any;

(viii) All costs of all permanently affixed equipment and non-trade fixtures provided for in the Construction Documents, including the cost of installation; and,

(ix) A construction management fee payable to Landlord in the amount of three percent (3%) of the hard costs of the Excess Tenant Improvement Costs (defined below) and the Tenant Improvement Allowance (the “CM Fee”); and

(x) During construction, Tenant shall submit disbursement requests requesting a prorata portion of the Tenant Improvement Allowance based on actual Tenant Improvements completed to date of request therefor.

The Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Tenant Improvement Costs, and the disbursement of the Tenant Improvement Allowance is subject to the terms contained herein below.

        B. Landlord will make payments to Tenant from the Tenant Improvement Allowance to reimburse Tenant for Tenant Improvement Costs paid or incurred by Tenant. Payment of the CM Fee shall be prorated based on work completed (as certified by Architect) and shall be made by means of a deduction or credit against the Tenant Improvement Allowance. All other payments of the Tenant Improvement Allowance shall be by progress payments not more frequently than once per month and only after satisfaction of the following conditions precedent: (a) receipt by Landlord of conditional mechanics’ lien releases for the work completed and to be paid by said progress payment, conditioned only on the payment of the sums set forth in the mechanics’ lien release, executed by the Contractor and all subcontractors, labor suppliers and materialmen; (b) receipt by Landlord of unconditional mechanics’ lien releases from the Contractor and all subcontractors, labor suppliers and materialmen for all work other than that being paid by the current progress payment previously completed by the Contractor, subcontractors, labor suppliers and materialmen and for which Tenant has received funds from the Tenant Improvement Allowance to pay for such work; (c) receipt by Landlord of any and all documentation reasonably required by Landlord detailing the work that has been completed and the materials and supplies used as of the date of Tenant’s request for the progress payment, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used; and (d) completion by Landlord or Landlord’s agents of any inspections of the work completed and materials and supplies used as deemed reasonably necessary by Landlord. Except for the CM Fee payment (credit), Tenant Improvement Allowance progress payments shall be paid to Tenant within fourteen (14) days from the satisfaction of the conditions set forth in the immediately preceding sentence. The preceding notwithstanding, all Tenant Improvement Costs paid or incurred by Tenant prior to Landlord’s approval of the Construction Documents in connection with the design and planning of the Tenant Improvements by Architect shall be paid from the Tenant Improvement Allowance, without any retention, within fourteen (14) days following Landlord’s receipt of invoices, bills or statements from Architect evidencing such costs. Notwithstanding the foregoing to the contrary, Landlord shall be entitled to withhold and retain five percent (5%) of the Tenant Improvement Allowance or of any Tenant Improvement Allowance progress payment until the lien-free expiration of the time for filing of any mechanics’ liens claimed or which might be filed on account of any work ordered by Tenant or the Contractor or any subcontractor in connection with the construction and installation of the Tenant Improvements.

Exhibit B, Page 3

C. Landlord shall not be obligated to pay any Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention if on the date Tenant is entitled to receive the Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention Tenant is in default of this Lease. Such payments shall resume upon Tenant curing any such default within the time periods which may be provided for in the Lease.

D. Should the total cost of constructing the Tenant Improvements be less than the Tenant Improvement Allowance, the Tenant Improvement Allowance shall be automatically reduced to the amount equal to said actual cost.

E. The term “Excess Tenant Improvement Costs” as used herein shall mean and refer to the aggregate of the amount by which the actual Tenant Improvement Costs exceed the Tenant Improvement Allowance. Tenant shall promptly pay any and all Excess Tenant Improvement Costs.

6. Termination. If the Lease is terminated prior to the date on which the Tenant Improvements are completed, for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. Subject to the provisions of Section 10.2 of the Lease, upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove the Tenant Improvements it being the intention of the parties that the Tenant Improvements are to be considered incorporated into the Buildings.

7. Lease Provisions; Conflict. The terms and provisions of the Lease and Amendment, insofar as they are applicable, in whole or in part, to this Exhibit B, are hereby incorporated herein by reference, and specifically including all of the provisions of Section 29 of the Lease. In the event of any conflict between the terms of the Lease and the Amendment, on the one hand, and this Exhibit B on the other hand, the terms of this Exhibit B shall prevail. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.

Exhibit B, Page 4

EXHIBIT B-1

Construction Insurance Requirements

Before commencing work, the contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.

A. Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee for bodily injury by disease with a $1,000,000 policy limit, covering each and every worker used in connection with the contract work.

B. Commercial General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and Personal Injury Liability	$1,000,000	/each occurrence
	$2,000,000	/aggregate

*	Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work, along with Certificate of Insurance.

Coverage should include protection for Explosion, Collapse and Underground Damage.

C.	Commercial Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property $1,000,000 Any one accident or loss

Damage Liability

This insurance will apply to all owned, non-owned or hired automobiles to be used by the Contractor in the completion of the work.

D. Umbrella / Excess Liability Insurance in a minimum amount of six million dollars ($6,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the General liability and automobile coverages outlined in Paragraphs B and C.

E. Contractor shall carry “All Risk” Builders Risk policy and Contractors Equipment Floater. All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the state of California with AM Best rating of A VII or better , (2) provide that no cancellation, non-renewal or reduction of coverage shall be effective without thirty (30) days prior written notice provided to Landlord, (3) provide no deductible greater than {$25,000 per occurrence, (4) contain a waiver to subrogation clause in favor of Landlord, and its partners and lenders, and (5) comply with the requirements of Sections 12.2, 12.3 and 12.4 of the Lease to the extent such requirements are applicable.

Exhibit B-1, Page 1

EXHIBIT B-2

Building Standards

OFFICE AREA

Demising Partition and Corridor Walls:

Note: One hr. rated walls where required based on occupancy group.

A.	6” 20-gage metal studs at 24” O.C. (or as required by code based on roof height) framed full height from finish floor to surface above.

B.	One (1) layer 5/8” drywall Type “X” both sides of wall, fire taped only.

Interior Partitions:

A.	3 5/8” 25-gage metal studs at 24” O.C. to bottom of T-Bar ceiling grid approximately 9’ 0” high.

B.	One (1) layer 5/8” drywall both sides of wall, smooth ready for paint.

C.	3 5/8” metal studs including all lateral bracing as required by code.

Perimeter Drywall (At Office Areas):

A.	3 5/8” metal studs @ 24” O.C. to 12’ 0” above finished floor. (or as required by Title-24 for full height envelope then use demising wall spec.)

B.	One (1) layer 5/8” Type “X” drywall taped smooth and ready for paint.

Column Furring:

A.	Furring channel all sides of 2 1/2” metal studs per details.

B.	One (1) layer 5/8” drywall taped smooth and ready for paint.

C.	Columns within walls shall be furred-out.

Acoustical Ceilings:

Note: Gyp. Bd. ceiling at all restrooms Typ.

A.	2’ x 4’ standard white T-Bar grid system as manufactured by Chicago Metallic or equal.

B.	2’ x 4’ x 5/8” white, fissured, no-directional acoustical tile to be Cortega as manufactured by Armstrong or equal.

Painting:

A.	Sheetrock walls within office to receive two (2) coats of interior latex paint as manufactured by Kelly Moore or equal. Some portions of second coat to be single accent color.

B.	Semigloss paint all restrooms and lunch rooms.

Window Covering:

A.	1” aluminum mini-blinds as manufactured by Levelor, Bali or equal, color to be selected by Tenant.

B.	Blinds to be sized to fit window module. Tenant intends to use the existing improvements as much as possible.

VCT:

A.	VCT to be 1/8” x 12” x 12” as manufactured by Armstrong-Excelon Series or equal.

Light Fixtures:

A.	2” x 4” T-bar lay in 3-tube energy efficient fixture with cool white fluorescent tubes with prismatic acrylic lens as manufactured by Lithonia or equal. (Approximately 50 F.C.) Tenant’s selection shall be based on the approved fixture list.

Light Switches:

A.	Switching as required by Title 24.

B.	Switch assembly to be Levinton or equal, color - White

Electrical Outlet:

A.	110V duplex outlet in demising or interior partitions only, as manufactured by Leviton or equal color to be White.

Exhibit B-2, Page 1

B.	Maximum eight (8) outlets per circuit, spacing to meet code or minimum 2 per office, conference room, reception and 2 dedicated over cabinet at lunch room junction boxes above ceiling for large open area with furniture partitions.

C.	Transformers to be a minimum of 20% or over required capacity.

D.	Contractors to inspect electric room and to include all necessary metering cost.

E.	No aluminum wiring is acceptable.

Telephone/Data Outlet:

A.	One (1) single outlet box in wall with pullwire from outlet box to area above T-bar ceiling per office.

B.	Cover plate for phone outlets by telephone/data vendors.

Fire Sprinklers:

As required by fire codes.

Topset Base:

A.	4” rubber base as manufactured by Burke or equal, standard colors only.

B.	4” rubber base at VCT areas.

Toilet Areas:

Wet walls to receive duraboard or wondslboard and marlite up to 48”. Floors to receive sheetvinyl and self coved base as required by code.

Carpet:

Note any of the following carpets are acceptable

Designweave: Alumni 28 oz., Windswept Classic 30 oz. or Stratton Design Series III 30 oz, Structure II 28 oz., or Tenant shall select.

Wood Doors:

Shall be 3’0” x 7’ 0” x 1 3/4” (unless otherwise specified) paint grade solid core, prefinished harmony (rotary N. birch).

Door Frames:

Shall be ACI or equal, 3 3/4” or 4 7/8” throat, aluminum, standard black, snap-on trim.

Hardware:

1 1/2 pr. butts F179 Stanley, Latchset D10S Rhodes Schlage, Lockset D53PD Rhodes Schlage, Dome Type floor stop Gylnn Johnson FB13, Closer 4110LCN (where required)

Insulation:

By Title 24 insulation.

Plumbing:

A.	Shall comply with all local codes and handicapped code requirements. Fixtures shall be either “American Standard”, “Kohler” or “Norris”. All toilet accessories and grab bars shall be “Bobrick” or equal and approved by owner.

B.	Plumbing bid shall include 5 gallon minimum hot water heater, or insta hot with mixer valve including all connections.

Toilet Partitions:

Shall be as manufactured by Fiat, global or equal if approved by owner. Color shall be chosen by tenant.

HVAC:

HVAC units per specifications.

Five (5) year warranty provided on all HVAC compressor units. All penetrations including curbs and sleepers to be hot moped to Legacy Partners Commercial, Inc. standard.

Warehouse Areas:

Floor - seal concrete with water base clear acrylic sealer.

Fire Extinguishers - 2A 10 BC surface mount by code x by S.F.

Exhibit B-2, Page 2

400 W metal halide lighting or T5 HO fluorescent light fixtures with motion sensors at warehouse minimum 5 to 7 foot candles.

Note: All high pile storage requirements are excluded for standard building T.I.

Note: When remodeling, all materials and finishes within remodeled or expansion areas to match existing. If code upgrades are required for hardware, fixtures, etc. use new specifications.

Exhibit B-2, Page 3

EXHIBIT C

Option to Extend

This Exhibit C is incorporated as part of that certain First Amendment to Lease Agreement dated for reference purposes as of February 1, 2006 (the “Amendment”), by and between WIX/NSJ Real Estate Limited Partnership, a Delaware limited partnership (“Landlord”), and TiVo Inc., a Delaware corporation (“Tenant”), regarding the leasing of the Premises, which Premises are more particularly described in Exhibit A of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Amendment.

1. Grant of Extension Option. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below, Tenant shall have an option (“Option”) to further extend the Term until January 31, 2013 (the “Additional Extended Term”).

2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Option (the “Option Notice”). If Landlord does not receive the Option Notice from Tenant on a date which is neither more than three hundred sixty-five (365) days nor less than two hundred seventy (270) days prior to the end of the Extended Term, all rights under this Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the Extended Term shall be further extended for the Additional Extended Term.

3. Establishing the Initial Monthly Base Rent for the Additional Extended Term. The initial monthly Base Rent for the Additional Extended Term shall be equal to the then Fair Market Rental Rate, as hereinafter defined. As used herein, the “Fair Market Rental Rate” payable by Tenant for the Additional Extended Term shall mean the Base Rent for the highest and best use for comparable space at which non-equity tenants, as of the commencement of the lease term for the Additional Extended Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Buildings and in other comparable first-class buildings in the vicinity of the Buildings, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space, including the condition and value of existing tenant improvements in the Premises. The Fair Market Rental Rate may include periodic rental increases that would be included for comparable space leased for the period of the Additional Extended Term.

If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the Additional Extended Term within ten (10) days of receipt by Landlord of the Option Notice for the Additional Extended Term, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least five (5) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the Additional Extended Term. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Market Rental Rate for the Additional Extended Term. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate. In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be the initial monthly Base Rent for the Additional Extended Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half ( 1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the Additional Extended Term. The determination of the Fair Market Rental Rate by the third broker shall be binding upon Landlord and Tenant.

Upon determination of the initial monthly Base Rent for the Additional Extended Term pursuant to the terms outlined above, Landlord and Tenant shall immediately execute an amendment to the Lease. Such amendment shall set forth among other things, the initial monthly Base Rent for the Additional Extended Term and the actual commencement date and expiration date of the Additional Extended Term. Tenant shall have no other right to further extend the Term under this Exhibit C unless Landlord and Tenant otherwise expressly agree in writing.

4. Condition of Premises and Brokerage Commissions for the Additional Extended Term. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein: (1) Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises; and (2) Tenant hereby agrees that it will be solely responsible for any and all brokerage commissions and finder’s fees payable to any broker now or hereafter procured or hired by Tenant or who otherwise claims a commission based on any act or statement of Tenant (“Tenant’s Broker”) in connection with the Option. Tenant hereby further agrees that Landlord shall in no event or circumstance be responsible for the payment of any such commissions and fees to Tenant’s Broker, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs.

5. Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in material default (beyond applicable notice and cure periods) at any time during the Extended Term, or is in material default (beyond applicable notice and cure periods) of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises; and/or (3) Tenant’s financial condition is reasonable unacceptable to Landlord, is bankrupt, insolvent or

Exhibit C, Page 1

unable to pay its debts as they become due at the time the Option Notice is delivered to Landlord; and/or (4) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Exhibit C; and/or (5) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6. Time is of the Essence. Time is of the essence with respect to each and every time period set forth in this Exhibit C.

Exhibit C, Page 2

EXHIBIT D

Right of First Offer

This Exhibit D is incorporated as part of that certain First Amendment to Lease Agreement dated for reference purposes as of February 1, 2006 (the “Amendment”), by and between WIX/NSJ Real Estate Limited Partnership, a Delaware limited partnership (“Landlord”), and TiVo Inc., a Delaware corporation (“Tenant”), for the leasing of the Premises, which Premises are more particularly described in Exhibit A of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Amendment.

During the Extended Term, Tenant shall have a one-time (not continuing) right to make a first offer to lease (the “Right of First Offer”) from Landlord any space described in Schedule 1 attached hereto (the “Expansion Space”). Tenant’s Right of First Offer, as granted herein, is subject to the following conditions:

i. Tenant’s Right of First Offer shall be subject to the rights and options of the existing tenants (together with their successors and assigns) occupying any portion of the Park pursuant to the provisions of such tenant’s leases, as the same may be modified, amended or extended;

ii. The Expansion Space shall be vacant and possession thereof by any existing tenant(s) surrendered and any lease therefor terminated or the term otherwise expired;

iii. The Right of First Offer shall be void if Tenant has been or is in material default (beyond applicable notice and cure periods) in the performance of any of its obligations under the Lease;

iv. The Right of First Offer shall be subject to Landlord’s review and approval of Tenant’s then current financial condition (such approval not to be unreasonably withheld), void if Tenant is bankrupt, insolvent, or unable to pay its debts as they become due; and

v. The Expansion Space shall be delivered to Tenant in “AS IS” condition, and there shall be no Rent abatement, waiver of Rent, construction allowance, cash allowance or any other concession in connection with the Expansion Space.

Provided the foregoing conditions are satisfied when the Expansion Space becomes available and Landlord desires to lease the Expansion Space, Landlord shall give Tenant written notice, by facsimile and by mail, describing the estimated date upon which Landlord can deliver the Expansion Space to Tenant, and the terms and conditions upon which Landlord is willing to lease the Expansion Space (a “Landlord’s Availability Notice”). Tenant shall notify Landlord within five (5) business days following receipt of Landlord’s Availability Notice of Tenant’s election to lease all the Expansion Space upon all of the terms specified in Landlord’s Availability Notice by written acceptance delivered to Landlord without any deviation in such offered terms (an “Election Notice”). If Tenant fails to notify Landlord of Tenant’s election to lease all of the Expansion Space within the time specified herein, it shall be deemed that: (i) Tenant has elected not to lease the Expansion Space; (ii) Landlord may thereafter enter into a lease agreement with a third party for the Expansion Space; and (iii) all rights under this Right of First Offer with respect to the Expansion Space shall terminate and be of no further force or effect. Time is of the essence herein.

In the event Tenant properly and timely exercises this Right of First Offer as herein provided, Tenant shall deliver to Landlord a refundable deposit equal to $25,000 at the same time as Tenant delivers the Election Notice. The parties shall have ten (10) business days after Landlord receives the Election Notice and refundable deposit from Tenant in which to execute an amendment to the Lease setting forth the agreed-upon terms for such Expansion Space. Upon full execution of an amendment for the Expansion Space, the refundable deposit shall be credited toward Base Rent for the Expansion Space and/or utilized as part of any increase in the Security Deposit, as agreed between the parties.

This Right of First Offer shall terminate and be of no force or effect if, at any time, Tenant is or has been in material default (beyond applicable notice and cure periods) of the performance of any of the covenants, conditions or agreements to be performed under this Lease; or the Premises are being subleased at the time this Right of First Offer is offered to Tenant; or Tenant’s financial condition is reasonably unacceptable to Landlord, is bankrupt, insolvent or unable to pay its debts as they become due at the time Landlord’s Availability Notice is delivered to Tenant; or Tenant no longer has possession of all or any part of the Premises, or if the Lease has been terminated earlier pursuant to the terms and provisions of the Lease. This Right of First Offer is personal to Tenant, but may be assigned as a part of the Lease to any permitted assignee of Tenant’s interest in the Lease; provided that any such permitted assignee must be, in Landlord’s reasonable determination, of equal or greater financial strength than Tenant as of the date of such proposed assignment. If Tenant does not elect to exercise the Right of First Offer granted herein for all of the Expansion Space, based upon, and without deviation from, the terms proposed by Landlord in the applicable Landlord’s Availability Notice, all rights of Tenant under, in or to this Right of First Offer shall terminate and be of no further force or effect.

In the event that Tenant leases the Expansion Space from Landlord within the time and manner provided in this Exhibit D, and Landlord is unable to deliver possession of such space to Tenant for any reason or condition beyond Landlord’s control, including, without limitation, the failure of an existing tenant to vacate such space, Landlord, its agents and employees, shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof. Notwithstanding the forgiving, Landlord agrees to use commercially reasonable efforts to deliver possession to Tenant in a timely manner as contemplated by this Exhibit D.

Exhibit D, Page 1

SCHEDULE 1

Expansion Space

Any space in the Park in (i) the building commonly known as 2100 Gold Street, (ii) the building commonly known as 2150 Gold Street, and (iii) the first (1st) floor of the building commonly known as 2130 Gold Street.

Schedule 1, Page 1